Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 4 to the Registration Statement on Form N–1A of Fidelity Merrimack Street Trust: Fidelity Corporate Bond ETF, Fidelity Total Bond ETF, and Fidelity Limited Term Bond ETF of our report dated October 21, 2016 on the financial statements and financial highlights included in the August 31, 2016 Annual Reports to Shareholders of the above referenced fund which is also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP Boston, Massachusetts December 22, 2016